UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14-A
(Rule 14A-101)

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES AND EXCHANGE ACT OF 1934

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LCA-Vision Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On March 25, 2009, LCA-Vision Inc. mailed the following letter to its stockholders.

7840 Montgomery Road
Cincinnati, Ohio 45236

March 25, 2009

To My Fellow Stockholders:

VOTE THE GOLD CARD TODAY!

We are delighted that both the LCA-Vision Medical Advisory Board and Optometric Advisory Board have voiced their unanimous support for the actions of your current management team.

In a letter dated March 16, 2009, our 11-member Medical Advisory Board stated, “The Medical Advisory Board unanimously recognizes and unanimously supports the efforts taken by current management to address the issues raised by us this past June.  We strongly support the initiatives that are evolving and the growing collaborative efforts to make LasikPlus a stronger enterprise.  We anticipate these actions are the foundation of a true partnership and look forward to working with management to achieve what is best for our patients and the Company.  Together we can use these difficult economic times to strengthen the LasikPlus position; together we can ensure a bright future.”

In a letter dated March 22, 2009, our 11-member Optometric Advisory Board proclaimed its vote of confidence for current management, noting management’s efforts surrounding patient care, marketing, operations and internal associate needs.  “These areas of interest have totally changed and improved as a direct result of our current leadership and management structure over the last year and are, in our opinion, the right steps to further this company for future success.”

We have increased surgeon and optometrist involvement in important business decisions with the goals of improving our operations while achieving the high-quality patient outcomes that are a hallmark of our LasikPlus® brand.  Importantly, LCA-Vision is benefiting from our strengthened partnerships and consultations that have included strategic planning, marketing and operations.  We fully intend to build further upon this foundation as we work with our Medical Advisory Board, Optometric Advisory Board, surgeons, optometrists and our full team at LCA-Vision toward a prosperous future.

Our Medical Advisory Board along with surgeons and optometrists in several LasikPlus® vision centers were instrumental in helping us reach an important recent decision to reduce the number of excimer laser platforms at each of our LasikPlus® vision centers from three to two – a program that is expected to reduce our annual operating expenses in excess of $3 million when the program is fully implemented.  This decision capitalizes on an opportunity afforded by advancements in excimer laser platforms, allowing us to reduce the number of lasers per center and lower costs while remaining able to achieve industry-leading clinical outcomes.  And, of course, we retain our competitive advantage of offering prospective patients multiple laser platforms.  New agreements with equipment manufacturers under this program will allow us to retire $2.1 million of capital lease obligations and will add cash to our balance sheet over the next few quarters.

Our many actions to improve our business are producing tangible results:  We reported market share gain in the fourth quarter of 2008, and we have full support from our Medical Advisory Board and Optometric Advisory Board.

All three leading independent, third-party research and proxy advisory firms to review the situation – RiskMetrics Group, Glass Lewis and Proxy Governance – unanimously recommend our stockholders Support the LCA-Vision Board of Directors and Reject All Proposals by the Dissident Joffe Group.

We urge you to vote for our current Board and in support of the current management team.  VOTE GOLD.

Sincerely,

Steven C. Straus
Chief Executive Officer

If you have any questions about revoking any consent you may have previously granted or if you require assistance, please contact the
Company’s consent revocation solicitor:

199 Water Street, 26th Floor
New York, NY 10038
Banks and Brokers Call 212.440.9800
All others call Toll-Free 1.800.457.0109

****

Due to the nature of the Consent process, your voting instruction is extremely important and time sensitive.  LCA-Vision urges all stockholders to vote their GOLD cards to REVOKE CONSENT on all three proposals.  Please discard any proxy card that you receive from the Joffe Group.  If you have already voted to consent and wish to change your vote, you have every right to revoke your consent and vote the GOLD proxy.  Only the latest dated card counts.

LCA-Vision filed its Definitive Consent Revocation Statement (“Consent Revocation Statement”) with the Securities and Exchange Commission on Monday, February 9, 2009, and copies of the Consent Revocation Statement with a GOLD Consent Revocation Card were mailed to stockholders beginning February 10, 2009.  The Consent Revocation Statement can be obtained immediately from the SEC’s website at the following link:

http://idea.sec.gov/Archives/edgar/data/1003130/000114420409006021/v139094_defc14a.htm or from the Investor Relations section of the Company’s website at www.lasikplus.com and www.lca-vision.com.  Copies of the Consent Revocation Statement and consent revocation card may also be obtained from Georgeson Inc.